                                                                   Exhibit 10.23

                           TRANSTECHNOLOGY CORPORATION
                 FY'99-01 INCENTIVE COMPENSATION PLAN - DEV PLAN
                               (APPROVED: 4/16/98)

The goal of the 1999-2001 Incentive Compensation Plan is to directly align the focus and remuneration of the divisional and corporate management with that of the shareholders. This means that long term growth in the value of the business, in addition to short term profit increases, will be key considerations in awarding bonuses. That is not to say, however, that short term achievements should not be considered for the payment of bonuses or that the time frame of paying out such 'shareholder Value" based bonuses should be excessively long. Individuals receiving bonuses should have the criteria used in determining and measuring those bonuses fall within events which they can control and/or influence. Individuals, and individual business units, should be rewarded for their performance and should not be penalized for the failure of another unit, yet at the same time, at another level, it is important to recognize that we are all in this together. Incentive Compensation should be adequately high to motivate the best managers, yet not become an obstacle in the minds of shareholders that management is receiving a disproportionate award. Each of these considerations is addressed and included in this plan. The 1999-01 plan reflects the input of the corporate officers and staff, division presidents, and the Incentive and Compensation Committee of the Board of Directors.

THE OBJECTIVE OF THE 1999-2001 DEV PLAN ("THE DEV PLAN") IS TO RECOGNIZE AND REWARD MEMBERS OF THE TTC MANAGEMENT TEAM, AT DEEPER LEVELS THAN PREVIOUS PLANS, FOR INCREASES IN THE VALUE OF THE ENTITY (AS DETERMINED BY THE MARKETS AND AS SHARED WITH THE SHAREHOLDERS) OVER THE LONGER TERM. These goals are consistent with the guidelines and objectives of the incentive compensation program as established by the Board of Directors.

THE FY99-01 DEV PLAN DIFFERS LITTLE FROM THE FY96-98 DEV PLAN, WITH THREE MAJOR EXCEPTIONS. FIRST, PARTICIPATION IN THE FY99-01 DEV PLAN HAS BEEN EXPANDED TO INCLUDE DIVISION PRESIDENT DIRECT REPORTS, WHO WERE NOT INCLUDED IN THE PRIOR PLAN. SECOND, STOCK OPTIONS WILL BE AWARDED TO ALL PARTICIPANTS IN THE FY99-01 DEV PLAN. STOCK OPTIONS WERE NOT CONSIDERED PART OF THE PRIOR DEV PLAN. AS A RESULT, THE NUMBER OF PARTICIPANTS IN THE DEV BONUS POOL WILL RISE TO 80 FROM FY98'S 29. EVEN MORE IMPORTANTLY, THE NUMBER OF TTC EMPLOYEES RECEIVING STOCK OPTIONS WILL INCREASE FROM 11 IN FY98 TO 80 STARTING IN FY99. WE BELIEVE THAT THIS EXPANDED POOL OF PARTICIPANTS IN THE DEV AND OPTION PLANS WILL FURTHER INCREASE FOCUS ON INCREASING SHAREHOLDER VALUE. THIRD, THE MEASUREMENT PERIOD, WHICH HAD BEEN THE TEN TRADING DAYS FOLLOWING THE RELEASE OF FISCAL YEAR END EARNINGS, HAS BEEN LENGTHENED TO INCLUDE THE ENTIRE FOURTH QUARTER OF THE FISCAL YEAR THROUGH THE TEN DAYS FOLLOWING THE RELEASE OF FISCAL YEAR END EARNINGS. THIS LENGTHENED PERIOD IS EXPECTED TO REMOVE THE VOLATILITY ASSOCIATED WITH SUCH A NARROW MEASUREMENT PERIOD.

INCENTIVE COMPENSATION PLAN 1999-01
AS APPROVED BY THE BOARD OF DIRECTORS APRIL 16, 1998
PAGE 2


                           DIVISIONAL DEV BONUS POOLS

The DEV Bonus is based upon the relative contribution of each division to increased shareholder value over a three year period as determined by the market place. This component, in essence, determines a value for each operating division based upon its Earnings before interest and taxes ("EBIT") and TTC's Price Earnings multiple ("PE"). This PE is independently established in the stock market and is a reflection of the value placed upon TTC by investors. The increase in value of the entity over the three year term of the Plan (DELTA ENTERPRISE VALUE, OR "DEV") would be determined and, to the extent that DEV exceeded a hurdle rate of return, established by the Board and commensurate with the long term financial goals of TTC, then 1.0% of that excess increase in value would be earned by the Division President AND 1% WOULD BE EARNED BY THE DIVISION PRESIDENT'S DIRECT REPORTS IN THE AGGREGATE. THESE AMOUNTS WOULD BE PAID in cash AND THROUGH THE INCREASE IN VALUE OF STOCK OPTIONS AWARDED AS PART OF THIS DEV PLAN, at the end of the measurement period (generally, 3/31/01 or upon a triggering event as provided on page 6 below).

The '99-01 Plan therefore provides participants the opportunity to realize a bonus not only by increasing annual earnings and achieving annual operating, financial, and personal goals, but also for achieving an increase in the value of the company as a whole as expressed by a higher PE ratio. The correlation with the PE ratio ties this portion of the bonus directly to real, long term increases in shareholder value. However, out of fairness to the individual divisions, in order to avoid a "penalty" as a result of a bear market, or the failure of another business unit, a floor PE, equal to that at the beginning of the initial measurement period for "Enterprise Value", i.e., that at 3/31/98, would be established. The ending DEV then would be determined using a PE not lower than the floor PE as established at the beginning of the '99-01 Plan.

ENTERPRISE VALUE of a division will be determined by multiplying the division's OPERATING INCOME by the EBIT multiple. OPERATING INCOME will be that determined upon the completion of the year end certified audit. Local third party debt will be subtracted in arriving at net enterprise value, at the beginning and end of the measurement period.

The base year EBIT multiple is derived using TTC's PE ratio based upon the average closing price for the PERIOD COMMENCING ON 1/1/98 AND ENDING ten days following the release of the current fiscal year end earnings (MAY 13, 1998) (THE "MEASUREMENT PERIOD") divided by the per share income from continuing operations for that fiscal year ($2.11). The resultant PE ratio is then multiplied by TTC's ratio of Net Income from


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INCENTIVE COMPENSATION PLAN 1999-01
AS APPROVED BY THE BOARD OF DIRECTORS APRIL 16, 1998
PAGE 3


continuing operations to EBIT in order to obtain the base EBIT multiple . For the actual measurement period of FY"98 earnings, the PE was 13.545 times. For FY'98 net income from continuing operations was $11.99 million and EBIT was $20.153 million, yielding a ratio of 0.595%. Multiplying this ratio times the PE of 13.545 yields a base EBIT multiple of 8.0593.

For plan years following the establishment of the base EBIT multiple, each year's respective PE ratio will be compared to the base year's PE ratio, and the relative percentage of current year PE to base year PE will then be multiplied times the Base year EBIT multiple, yielding a current year EBIT multiple. For example, at the conclusion of the MEASUREMENT period following the end of Fiscal 1999, the PE ratio was actually determined to be ___. The ratio of ___ to the base PE of ___ is ___%. The EBIT multiple to be used in determining Enterprise Value at the end of the FY'99 measurement period is ___% of ___, or ___.

The DEV Hurdle Rate has been established at 15% by the Board of Directors. This rate is established to represent the overall return an investor would seek at the beginning of the three year measurement period, AND REPRESENTS OUR TARGETED ROI GOAL. To the extent that the actual realized return only meets that expectation, no DEV bonus would be paid, as the increase in shareholder value would not be considered "above average" or "outstanding", the criteria for earning a bonus. However, to the extent that the hurdle was exceeded, then an increase in shareholder value beyond the expectations of the market has been deemed delivered, and participants in the plan will truly have earned a bonus based upon delivering increases in shareholder value. The DEV bonus payout has been established at 2% of the excess of the DEV required using the compounded hurdle rate. The "target" Enterprise Value will be determined in June, 1998. An annual statement of "Interim" Enterprise Value will be circulated amongst the divisions at the end of FY'99 and FY'00 in order to communicate progress towards the DEV goal and to provide measurement points in the event of certain events.

UNDER THE FY99-01 DEV PLAN, STOCK OPTIONS WILL BE GRANTED TO ALL DEV PARTICIPANTS. AT TARGET, IT IS ESTIMATED THAT THESE OPTIONS WILL PROVIDE 45% OF THE DEV's VALUE. IN ORDER TO RETAIN CERTAIN ATTRIBUTES OF THE OPTIONS, THEY WILL BE AWARDED IN THE FOLLOWING MANNER.

         AT 4/16/98 APPROXIMATELY 60,000 OPTIONS WILL BE AWARDED TO ALL OF THE PARTICIPANTS IN THE PLAN. THIS AMOUNT REPRESENTS 1/3 OF THE AGGREGATE 180,000 SHARES WHICH WILL BE ALLOCATED TO THE PLAN (BASED UPON THE CURRENT NUMBER OF


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INCENTIVE COMPENSATION PLAN 1999-01
AS APPROVED BY THE BOARD OF DIRECTORS APRIL 16, 1998
PAGE 4

         DIVISION WITHIN TTC - ACQUISITIONS WOULD REQUIRE ADDITIONAL SHARES TO BE ALLOCATED). THESE 4/1/98 OPTIONS ARE FULLY EARNED BY THE INDIVIDUALS, THE EXERCISE PRICE IS CERTAIN (THAT OF THE MARKET CLOSE ON THE DAY PRIOR TO AWARD), THE NUMBER OF SHARES IS FIXED AND CERTAIN, AND THE VESTING SCHEDULE (3 YEARS FROM THE GRANT DATE) IS ESTABLISHED. ALTHOUGH THESE WILL BE DEFINED AS COMPENSATORY OPTIONS, THE COMPENSATION AMOUNT WILL BE ZERO (DIFFERENCE BETWEEN THE EXERCISE PRICE AND THE STOCK PRICE ON THE AWARD DATE). ALL FUTURE APPRECIATION IN THE OPTION VALUE WILL ACCRUE TO THE PARTICIPANT AND WILL NOT BE REFLECTED AS COMPENSATION ON TT's BOOKS. IT WILL BE TTC's INTENTION TO HAVE THESE OPTIONS QUALIFIED AS INCENTIVE STOCK OPTIONS UNDER THE INTERNAL REVENUE CODE TO THE EXTENT POSSIBLE.

         AT 6/1/99 EVERY DIVISION WILL GO THROUGH A DEV VALUATION USING THE AVERAGE PE FOR THE PERIOD 1/1/99 - 6/1/99 TO DETERMINE THE VALUE OF THE DIVISION, WITH THE BEGINNING PE AS A FLOOR. FOR THOSE DIVISIONS THAT ACHIEVE A 15% INCREASE IN VALUE OVER THE BEGINNING VALUATION, ADDITIONAL OPTIONS WILL BE GRANTED, WITH THE EXERCISE PRICE EQUAL TO THE STOCK PRICE CLOSE ON THE DAY PRIOR TO GRANT. THESE OPTIONS WILL VEST IN TWO YEARS. LIKE THE OPTIONS IN 1998, THESE WILL BE COMPENSATORY OPTIONS BUT NO COMPENSATION EXPENSE WILL BE RECOGNIZED AND THEY WILL BE SUBJECT TO NO FURTHER CONDITIONS OTHER THAN VESTING AS NOTED IN THE PREVIOUS SENTENCE. THE NUMBER OF OPTIONS GRANTED PER DIVISION WILL BE THE SAME AS THAT GRANTED AT 4/16/98, HOWEVER, THE ALLOCATION OF THE AWARD AMONGST THE PARTICIPANTS WITHIN EACH DIVISION MAY BE CHANGED BY THE DIVISION PRESIDENT. SIMILARLY, THE INCENTIVE AND COMPENSATION COMMITTEE MAY, AT ITS DISCRETION, AWARD ADDITIONAL OPTIONS TO DIVISIONS WHICH MET THE 15% HURDLE WHICH WOULD OTHERWISE NOT HAVE BEEN AWARDED BECAUSE OTHER DIVISIONS FAILED TO ACHIEVE THE HURDLE, SO LONG AS THE TOTAL AMOUNT OF 60,000 OPTIONS SHARES PER YEAR ARE NOT EXCEEDED.

         AT 6/1/00, EVERY DIVISION WILL ONCE AGAIN GO THROUGH A DEV VALUATION USING THE PE FOR THE PERIOD 1/1/00 - 6/1/00 TO DETERMINE THE VALUE OF THE DIVISION, WITH THE BEGINNING PE AS A FLOOR. FOR THOSE DIVISIONS THAT ACHIEVE A 15% INCREASE IN VALUE, COMPOUNDED FOR TWO YEARS, OVER THE BEGINNING VALUATION, ADDITIONAL OPTIONS WILL BE GRANTED, WITH THE EXERCISE PRICE EQUAL TO THE CLOSING STOCK PRICE ON THE DAY PRIOR TO GRANT. THESE OPTIONS WILL VEST IN ONE YEAR. THE NUMBER OF OPTIONS GRANTED PER DIVISION WILL BE THE SAME AS THAT GRANTED AT 4/16/98, HOWEVER, THE ALLOCATION OF THE AWARD AMONGST THE PARTICIPANTS WITHIN EACH DIVISION MAY BE CHANGED BY THE DIVISION PRESIDENT. SIMILARLY, THE

INCENTIVE COMPENSATION PLAN 1999-01
AS APPROVED BY THE BOARD OF DIRECTORS APRIL 16, 1998
PAGE 5


         INCENTIVE AND COMPENSATION COMMITTEE MAY, AT ITS DISCRETION, AWARD ADDITIONAL OPTIONS TO DIVISIONS WHICH MET THE 15% HURDLE WHICH WOULD OTHERWISE NOT HAVE BEEN AWARDED BECAUSE OTHER DIVISIONS FAILED TO ACHIEVE THE HURDLE, SO LONG AS THE TOTAL AMOUNT OF 60,000 OPTIONS SHARES PER YEAR ARE NOT EXCEEDED. LIKE THE OPTIONS IN 1998 AND 1999, THESE WILL BE COMPENSATORY OPTIONS BUT NO COMPENSATION EXPENSE WILL BE RECOGNIZED. AT THIS POINT, ALL 180,000 OPTION SHARES MAY HAVE BEEN AWARDED.

         AT 6/1/01, FOLLOWING THE RELEASE OF THE FY01 EARNINGS AND THE CALCULATION OF THE OVERALL INCREASE IN DEV FOR THE COMPANY AND EACH DIVISION, THE ACTUAL DEV BONUS AWARD WILL BE CALCULATED ON A DIVISION BY DIVISION BASIS.

         IN THE INSTANCE WHERE A DEV BONUS HAS BEEN EARNED OVER THE THREE YEAR PERIOD, THE AMOUNT OF THE BONUS PER PARTICIPANT WILL BE DETERMINED AND THE VALUE OF THE STOCK OPTIONS AWARDED THEM UNDER THIS PROGRAM WILL BE SUBTRACTED FROM THAT AMOUNT, YIELDING THE AMOUNT OF THE DEV TO BE PAID IN CASH. A CASH PAYMENT WILL BE MADE IN JUNE, 2001 FOR THIS AMOUNT, IN ACCORDANCE WITH OUR PAST POLICY. AS SHAREHOLDER APPROVAL IS NOT BEING SOUGHT FOR THIS BONUS PLAN, THE TIMING OF THE PAYMENT COULD BE AFFECTED BY THE $1 MILLION LIMIT ON DEDUCTIBLE COMPENSATION, AS DISCUSSED MORE FULLY BELOW.

         IN THE INSTANCE WHERE INADEQUATE SHARES ARE AVAILABLE UNDER THE COMPANY'S LONG TERM INCENTIVE PLAN, THEN NO OPTIONS WILL BE AWARDED THAT EXCEED THAT AMOUNT, HOWEVER, THE RESULT WILL BE, AT THE CONCLUSION OF THE PLAN, THAT A HIGHER CASH PAYOUT WILL BE MADE.

         IN THOSE CASES WHERE NO DEV IS EARNED, ALL OPTIONS PREVIOUSLY AWARDED WILL HAVE BECOME FULLY VESTED. ANY ANNUAL CASH BONUS EARNED IN FY01 BY PARTICIPANTS WHO HAD RECEIVED OPTIONS UNDER THIS PROGRAM IN PRIOR YEARS, AND WHO HAD NOT EARNED THE DEV BONUS, WILL BE REDUCED BY THE AMOUNT OF APPRECIATION IN VALUE OF THE OPTIONS SO GRANTED.

         BECAUSE CASH PAYMENTS REQUIRED UNDER THE FY99-01 DEV PLAN WILL BE CHARGED AGAINST EPS, IT IS IMPORTANT THAT QUARTERLY ACCRUALS FOR THE DEV BE MADE. THE CORPORATE OFFICE HAS ISSUED INSTRUCTIONS AT THE TIME OF PREPARING TACTICAL PLANS AND QUARTERLY REVIEWS AS TO THE AMOUNT TO BE ACCRUED BY EACH DIVISION FOR THE DEV, BASED UPON THEIR RESPECTIVE THREE YEAR FORECASTS AND CERTAIN ASSUMPTIONS.

INCENTIVE COMPENSATION PLAN 1999-01
AS APPROVED BY THE BOARD OF DIRECTORS APRIL 16, 1998
PAGE 6


BASED UPON A FINANCIAL ANALYSIS, IF EVERY DIVISION EARNED THE DEV AT 3/31/01, IF WE HIT ALL OF OUR FINANCIAL GOALS, AND IF OUR STOCK PRICE TRACKED OUR OPERATING RESULTS AT THE SAME PE (13) OVER THE THREE YEARS, THEN THE OPTION PORTION OF THE DEV WILL BE 44%, OR $4.6 MILLION, AND THE CASH PORTION WILL BE $5.9 MILLION, OR 56%. THE MORE SLOWLY THE STOCK PRICE MOVES TOWARDS THE TARGET PRICE OF $72 PER SHARE, THE GREATER THE PORTION OF THE DEV REALIZED IN OPTIONS, AND THE LOWER THE CASH PORTION AND THE RESULTANT EARNINGS CHARGE. AT TARGET, THIS DEV PLAN WOULD PAY OUT $10 MILLION TO PARTICIPANTS IN STOCK AND CASH, AND RESULT IN EARNINGS CHARGES AGGREGATING $.53 PER SHARE OVER THE THREE YEAR PERIOD. AT TARGET, OVER $300 MILLION OF VALUE WILL HAVE BEEN CREATED AND EARNINGS PER SHARE FOR THE THREE YEARS WOULD AGGREGATE $12.50 PER SHARE. THE DEV BONUS PAYOUT THEN WOULD EQUAL LESS THAN 3% OF THE VALUE CREATED AND 4% OF AGGREGATE EPS OVER THE PERIOD.

There is no ceiling or cap placed upon the bonuses to be paid. The DEV PE floor ratio would be established as previously noted .

IN THE EVENT OF THE SALE OF A DIVISION, the final Enterprise Value will be the selling price of the Division and the DEV bonus will be calculated on the difference between the final Enterprise Value and the Base Enterprise value.

EXCEPT AS PROVIDED IN THE NEXT PARAGRAPH, IN THE EVENT OF A CHANGE IN CONTROL, as defined in the Long Term Incentive Plan approved by the shareholders, the Enterprise Value would be calculated using the EBIT multiplier based on a PE derived from the average closing price of TT stock for the ten trading days immediately preceding the change in control and the EPS from the most recent fiscal year ended prior to the change in control or the trailing four fiscal quarters, whichever is greater, (adjusted for actual shares outstanding prior to the change in control).

IN THE EVENT OF A CHANGE IN CONTROL RESULTING FROM THE SALE OF ALL OR SUBSTANTIALLY ALL THE ASSETS OF OR MERGER WITH TRANSTECHNOLOGY, the final Enterprise Value will be calculated using the PE ratio which results from the transaction's selling price per share of TTC stock against the most recent fiscal year end earnings data.

IN THE EVENT OF TERMINATION OF EMPLOYMENT, DEATH, OR DISABILITY, bonus calculation rules will be applied as are currently done for longevity, however, the final DEV bonus for such participants will be calculated using the PE ratio and EPS at the end of the current fiscal


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INCENTIVE COMPENSATION PLAN 1999-01
AS APPROVED BY THE BOARD OF DIRECTORS APRIL 16, 1998
PAGE 7


year as if it were the final year of the Plan. In the event of termination for cause, all benefits which might be payable under the DEV plan are forfeited.

Upon the end of the measurement period (the earlier of 3/31/01 or a Change in Control) ANY CASH PAYMENT REQUIRED FROM the bonus pool under the resultant DEV calculation will be paid out in either one or two installments, as hereinafter provided, upon the determination of the Incentives and Compensation Committee of the Board of Directors (the "Committee"). In the event the measurement period ends on 3/31/01, upon a determination to pay the bonus in one installment, THE CASH PORTION OF THE DEV bonus shall be paid on a date determined by the Committee, but not later than 6/30/01. Upon a determination to pay THE CASH PORTION OF the bonus in two installments, the first installment shall be paid on a date determined by the Committee, but not later than 6/30/01, and the second installment shall be paid no later than 4/10/02. In the event the measurement period ends upon a Change in Control, upon a determination of the Committee to pay THE CASH PORTION OF the bonus in one installment, the bonus will be paid within ten days of the Change in Control. If paid in two installments, the first installment will be paid within ten days of the Change in Control and the second installment will be paid within ten days of the close of the Corporation's fiscal year in which the first installment was paid.

For purposes of this plan, a GROUP DIRECTOR will be treated as a President of the entire group with any bonus calculated based upon the operations of the group on a consolidated basis. PRESIDENTS OF BUSINESS UNITS WITHIN A GROUP will be treated as Division Presidents. In a case where a Group President also acts as a Division President, in recognition of the fact that the second in charge at the local operation in essence performs the role of a local Division President, the Group President shall designate the person to be treated, for purposes of this Plan, as Division President. In no instance may a Group President receive a bonus as Group President and Division President.

INCENTIVE COMPENSATION PLAN 1999-01
AS APPROVED BY THE BOARD OF DIRECTORS APRIL 16, 1998
PAGE 8



                           CORPORATE OFFICE DEV POOLS


For purposes of this plan, if at any time a Corporate Officer assumes a position making him or her eligible for consideration under the Divisional Bonus Pools, during such time he or she shall not participate in any Corporate Bonus Pool.

The Corporate Office will have two DEV pools which will be based upon changes in Enterprise Value using the PE ratio calculated using the same methods as that for the Divisions applied to Net income (after tax) from continuing operations for the period. In the event that TTC has increased its equity capital outstanding, either by the sale of additional shares of stock or by using stock in an acquisition, the amount of net proceeds received from said stock offering, or value assigned thereto in an acquisition, will be subtracted from the increased Enterprise Value in determining the DEV. There would be no adjustment to an EBIT multiplier for the Corporate Office pool. Payout procedures, stock option grants and timing of payments are the same as that used in the Divisions. The DEV component of the Corporate Office pool will be paid in cash upon the conclusion of the FY'01 year end audit and the measurement period following the release of the audited earnings or otherwise in accordance with the payout procedures outlined in the Division DEV Bonus Plan. In the event of a Change in Control, as defined in the Long Term Incentive Compensation Plan, payment will be made within ten days of the Change in Control occurring.

The Corporate Office DEV bonus pools WILL BE ESTABLISHED AT 2.5% AND .5% FOR CORPORATE OFFICERS AND CORPORATE STAFF, RESPECTIVELY, of the excess DEV over the 15% hurdle rate.

The DEV bonus will be allocated to corporate officers as reflected below:

                           CEO                                28.00%
                           COO                                17.50%
                           CFO                                13.50%
                           General Counsel                     7.50%
                           Ass't Secretary                     3.00%

INCENTIVE COMPENSATION PLAN 1999-01
AS APPROVED BY THE BOARD OF DIRECTORS APRIL 16, 1998
PAGE 9


                           Pres - Dom. Ind. Prod.             12.00%
                           Future Officer Positions           18.50%
                                                              -----
                           Total                                100%


ALLOCATIONS OF OPTIONS AND CASH DEV PERCENTAGES TO MEMBERS OF THE CORPORATE STAFF WILL BE BASED UPON A SCHEDULE PREPARED AT THE BEGINNING OF THE FY99-01 PLAN (4/16/98). OPTION GRANTS MAY BE MODIFIED ACROSS PARTICIPANTS FROM YEAR TO YEAR SIMILAR TO THE PROCEDURE IN EFFECT FOR DIVISIONS, AND, LIKEWISE, THE INCENTIVE AND COMPENSATION COMMITTEE MAY, IN ITS DISCRETION, AWARD ADDITIONAL "UNEARNED" OPTIONS TO CORPORATE POOL PARTICIPANTS.